Exhibit 99.1 Press Release – Mifflintown, PA – June 18, 2014 Juniata Valley Financial Corp. Appoints 2 New Directors

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced the appointments of Douglas R. Berry and Bradley J. Wagner to serve as directors on both the holding company’s board and The Juniata Valley Bank’s board. The appointments were made at the June 17, 2014 meetings of each board. Both Berry and Wagner have business that are active in Juniata Valley’s markets.

Mr. Berry, a Juniata County, PA native, is Chief Executive Officer and President of Solar Renewable Energy, LLC (SRE) and Achieve Energy Solutions, LLC (AES), founding both groups in 2009. SRE is a developer, financier and operator /owner of commercial solar energy systems, active in PA, NJ, MD, OH, MA, CT, DC and DE. AES is an energy solution provider, representing commercial and residential customers, licensed in eight states. Mr. Berry has also founded and owns Berry Group Management, LLC, that oversees the management of apartment and office buildings, operating in Camp Hill, Mechanicsburg and Wormleysburg, PA, and Go Mini’s, a moveable portable storage container business, operating in south central and eastern PA.

Mr. Berry graduated from Bloomsburg University with a Bachelor of Science degree in Business Administration and Accounting in 1983. He was employed by KPMG LLP from 1983 through 2004, where he became the National Partner in Charge of Senior Living Service Consulting Group, National Sales Partner and Senior Partner. From 2004 through 2010, he was a Senior Partner of ParenteBeard, LLC where he was Practice Leader, Senior Living Service and Hospital Consulting Group and Practice Leader, Renewable Energy and Energy Efficiency Group. He and his wife Linda have four children and reside in Lewisberry, PA.

Ms. Barber stated, “Doug brings to Juniata Valley a wide range of expertise that will increase the depth of our boards’ already well-rounded knowledge-pool; we are pleased that he is joining us.”

Mr. Wagner is a lifetime resident of Lancaster County, where he is the major shareholder in Hoober Feeds, located in Gordonville, PA. With a background as a Certified Public Accountant, he is Partner-Owner and General Manager of Hoober Feeds. His company specializes in dairy service and nutrition and is a manufacturer of livestock feed. Hoober Feeds has a significant client base in southeast Pennsylvania, as well as in Franklin County, Susquehanna County and Chester County. Additionally, Hoober Feeds provides dairy service and consulting in New York, New Jersey and Kentucky. Brad has served as a board member and treasurer of Penn Ag Association and Penn Ag Industries. Penn Ag is a trade association representing the Pennsylvania agricultural industry. He also serves as chairman of the board of his church and has previously led the Stewardship Committee, whose responsibilities include budget preparation and monitoring, fund raising and compliance with non-profit regulations.

Brad earned a Bachelor of Science degree in Accounting from Messiah College in 1994, and was employed as a CPA for Arthur Andersen, LLP from 1995 through 1999. He resides in Manheim, PA with his wife Natalie and three children.

Ms. Barber commented, “We are looking forward to leveraging Brad’s talents and knowledge. His financial and business expertise and experience in the agricultural arena will compliment the board’s existing foundation.”

Both Mr. Berry and Mr. Wagner possess the experience and qualifications necessary to serve as financial experts for the Company, meeting both NASDAQ’s and the Securities and Exchange Commission’s requirements for such a designation. Mr. Berry has been appointed as the Audit Committee Chairman, and Mr. Wagner has been appointed as Chairman of the Asset Liability Management Committee.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.